Exhibit 99.1

HOST HOTELS & RESORTS TO REDEEM CLASS C CUMULATIVE REDEEMABLE PREFERRED STOCK ON MAY 19, 2006 AND SERIES B SENIOR NOTES ON MAY 15, 2006

Bethesda, MD, April 19, 2006 - Host Hotels & Resorts, Inc. (NYSE:HST) today announced that it will redeem 5,980,000 shares of its 10% Class C cumulative redeemable preferred stock, which represents all of the issued and outstanding shares, on May 19, 2006. The 10% Class C cumulative redeemable preferred stock will be redeemed at a redemption price of $25.00 per share, plus $0.2361 per share of dividends accrued from April 15, 2006 to the redemption date of May 19, 2006. In addition, the Company will redeem the remaining balance of its 7 7/8% Series B senior notes due 2008 in the principal amount of approximately $136 million on May 15, 2006. In connection with the redemption of the Series B senior notes, the Company will pay a call premium of 1.328% of the principal amount of the notes.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is a lodging real estate company that currently owns or holds controlling interests in 130 upper upscale and luxury hotel properties primarily operated under premium brands such as Marriott®, Westin®, Sheraton®, Ritz-Carlton®, Hyatt®, W®, Four Seasons®, St. Regis®, The Luxury Collection®, Fairmont®, Hilton® and Swissôtel®*. For further information please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete pending acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to qualify as a Real Estate Investment Trust for federal income tax purposes and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of April 19, 2006, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.)